Exhibit 5.1


                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                             main 410.580.3000  fax 410.580.3001






                                December 8, 2004

LEXINGTON CORPORATE PROPERTIES TRUST
One Penn Plaza, Suite 4015
New York, New York  10119

Ladies and Gentlemen:

         We have served as special Maryland counsel to Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust (the "Trust"), in connection with the issuance of 3,100,000 shares (the "Preferred Shares") of 6.50% Series C Cumulative Convertible Preferred Stock, par value $.0001 per share (the "Series C Preferred Stock"), of the Trust under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Trust (File Number 333-109393) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"). The Preferred Shares are convertible into shares (the "Common Shares") of Common Stock, par value $.0001 per share, of the Trust. The Preferred Shares and the Common Shares are collectively referred to in this opinion as the "Shares." This opinion is being furnished to you at your request in connection with the filing with the Commission of a Current Report on Form 8-K related to the sale of the Preferred Shares (the "Current Report").

         In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

               (a) The Declaration of Trust of the Trust, as amended, corrected and supplemented to date (the "Declaration of Trust"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT"), including the Articles Supplementary relating to the Series C Preferred Stock filed with the MSDAT on December 8, 2004.

               (b) The By-Laws of the Trust, as amended and restated and in effect on the date hereof.

               (c) The Registration Statement.

               (d) The Current Report.

               (e) The resolutions of the Board of Trustees of the Trust or a committee thereof relating to the organization of the Trust, the authorization of the Registration Statement, and the authorization and issuance of the Shares.


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                                           LEXINGTON CORPORATE PROPERTIES TRUST
                                                               December 8, 2004
                                                                         Page 2



               (f) A short-form good standing certificate for the Trust, dated a recent date, issued by the MSDAT.

              (g) An Officer's Certificate (the "Certificate") of the Trust, dated the date hereof, as to certain factual matters.

              (h) Such other documents as we have considered necessary to the rendering of this opinion.

         In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action (corporate, trust, partnership or other), and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate.

         Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations set forth below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

               (1) The Trust has been duly formed and is validly existing as a statutory real estate investment trust in good standing under the laws of the State of Maryland.

               (2) The Preferred Shares have been duly authorized and when issued in accordance with the provisions of the Declaration of Trust and the resolutions authorizing their issuance, the Preferred Shares will be validly issued, fully paid and non-assessable. The Common Shares have been duly authorized and when issued upon conversion of the Preferred Shares in accordance with the provisions of the Declaration of Trust and the resolutions authorizing their issuance, the Common Shares will be validly issued, fully paid and non-assessable.


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                                           LEXINGTON CORPORATE PROPERTIES TRUST
                                                               December 8, 2004
                                                                         Page 3



         This opinion is subject to additional assumptions, qualifications, and limitations as follows:

               (a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

               (b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

               (c) We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

               (d) We assume that the issuance of the Shares will not cause (1) the Trust to issue Common Shares in excess of the number of shares of Common Stock authorized by the Declaration of Trust at the time of their issuance or (2) any person to violate any of the Ownership Limit provisions of the Declaration of Trust (as defined in Article NINTH thereof).

               (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to the Current Report. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,





                                        /s/ Piper Rudnick LLP
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